Exhibit 99

Contact:	Michael S. Piemonte	FOR IMMEDIATE RELEASE

	(716) 842-5138	June 25, 2001

BUFFALO, NEW YORK —M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that it has been authorized by its Board of Directors to purchase and hold as treasury stock up to 3,500,000 additional shares of its common stock. This represents approximately 3.6% of common shares currently outstanding. The additional shares of treasury stock will be used in connection with the possible future exercise of outstanding stock options granted under M&T’s 1983 Stock Option Plan. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions.

The previous program to reacquire 1,904,650 shares authorized on November 23, 1999 was completed on June 22, 2001. M&T has 97,082,832 shares of common stock outstanding, and 56,515 shares held as treasury stock.

M&T is a $31 billion bank holding company whose subsidiaries, Manufacturers and Traders Trust Company and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland and West Virginia.